Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the ING Financial Services LLC 401(k) Savings Plan of our reports dated February 29, 2016, with respect to the consolidated financial statements of ING Groep N.V. for the year ended December 31, 2015 and the effectiveness of internal control over financial reporting of ING Groep N.V. as of December 31, 2015, included in the Annual Report on Form 20-F of ING Groep N.V. for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

Amsterdam, The Netherlands

January 11, 2017

/s/ Ernst & Young Accountants LLP

Ernst & Young Accountants LLP